Exhibit 99




                                   For Immediate Release

                                   Media Contact:      Investor Contact:
                                   Cathy Love                  John Winn
                                   (803) 217-7777          (803)217-9240
                                   clove@scana.com       jwinn@scana.com

             SCANA Reports Financial Results for First Quarter 2003

Columbia, SC, April 25, 2003...SCANA Corporation (NYSE: SCG) announced today that reported earnings for the three months ended March 31, 2003 were $84 million, or 75 cents per share, compared to a reported loss of $302 million, or $2.88 per share, for the same period in 2002. Reported earnings or loss are prepared in accordance with Generally Accepted Accounting Principles (GAAP).

The reported loss for the first quarter of 2002 included a non-cash, after-tax impairment charge of $230 million, or $2.20 per share, related to goodwill associated with the Company's acquisition of Public Service Company of North Carolina (PSNC Energy) in 2000. That charge, which was included in the Company's 2002 results announced on February 12, 2003, was recorded as a cumulative effect of accounting change effective January 1, 2002 in accordance with the accounting standard SFAS No. 142. The reported loss for the first quarter of 2002 also included a non-cash, after-tax write-down of $159 million, or $1.52 per share, and an after-tax gain of $10 million, or 10 cents per share, both of which were related to the Company's investment in Deutsche Telekom.

SCANA's net earnings from operations (previously referred to as earnings from ongoing operations), which was calculated by excluding from reported earnings or loss the cumulative effects of mandated changes in accounting principles and the effects of sales and impairment charges related to telecommunications investments, was $84 million, or 75 cents per share in the first quarter of 2003, compared to $77 million, or 74 cents per share in the same quarter of 2002. SCANA's management believes that, in addition to reported earnings or loss under GAAP, net earnings or loss from operations is a relevant measure in assessing the Company's fundamental earnings power and improving comparability of period-over-period performance.

A reconciliation of reported earnings or loss per share to net earnings per share from operations for the first quarter of 2003 and 2002 is provided in the following table:

                                                   1st Quarter   1st Quarter
                                                      2003           2002
                                                      ----           ----
Reported Earnings (Loss) per Share                    $.75          $(2.88)
Cumulative Effect of Accounting Change re: Goodwill     --           (2.20)
Impairment of Deutsche Telekom Investment               --           (1.52)
Gain on Sale of Deutsche Telekom Stock                  --             .10

Net Earnings Per Share From Operations                $.75            $.74


"We are pleased with our first quarter financial performance, particularly given the volatility we saw in natural gas prices and the continued slowdown in our service area economy," said Kevin Marsh, senior vice president and chief financial officer.

Marsh noted that net earnings per share from operations in the first quarter of 2003 were favorably impacted by higher margins on sales of electricity and natural gas compared to the same quarter in 2002. The increase in the electric margin (13 cents per share) reflected a 3.9 percent increase in retail kilowatt-hour sales of electricity driven by colder weather and customer growth, and an increase in retail electric base rates that was effective February 1, 2003. The higher natural gas margin (12 cents per share) was due in part to a
3.9 percent increase in retail therm sales of natural gas, reflecting the impact of colder weather across the Company's three-state natural gas service area. The Company also recorded improved margins on competitive sales of natural gas in industrial markets compared to the first quarter of 2002. Offsetting the higher electric and natural gas sales margins were increases in operating and maintenance expenses (7 cents per share), lower pension income (3 cents per share), increased depreciation expense (4 cents per share), higher property taxes (2 cents per share) and an increase in other expenses (3 cents per share). Net earnings per share from operations in the first quarter of 2003 were also reduced by 5 cents per share compared to the same period in 2002 due to an increase in the number of common shares outstanding.

"These first quarter results keep us on track to achieve our guidance for 2003 net earnings from operations of $2.50 to $2.60 per share," said Marsh.

REGULATED OPERATIONS:

South Carolina Electric & Gas Company

Reported earnings in the first quarter of 2003 at South Carolina Electric & Gas Company (SCE&G), SCANA's principal subsidiary, were $47 million, or 42 cents per share, compared to $52 million, or 49 cents per share, in the same quarter last year. That decline was due mainly to increases in operating and maintenance expenses, depreciation expense, interest expense and property taxes. These negative factors more than offset the favorable impact of higher electric and natural gas sales margins.

Total retail sales of electricity in the first quarter of 2003 were up 3.9 percent compared to the same quarter last year. Residential sales were up 3.6 percent, commercial sales were up 4.8 percent and industrial sales rose 3.1 percent. Wholesale, or off-system, sales were down 19 percent, reflecting the weak economy and increased demand from SCE&G's native load customers. Total kilowatt-hour sales of electricity were up 1.2 percent compared to the first quarter of 2002.

"The increase in retail electricity sales reflects the impact of solid customer growth and colder weather compared to the same quarter last year," said Marsh. Average temperatures across SCE&G's electric service area during the quarter, as measured by heating degree days, were about 12 percent colder than the first quarter of last year and 6 percent colder than normal. SCE&G's electric customer base grew by about 2.3 percent over the past year to approximately 564,000 at March 31, 2003.

 "We are also encouraged by the increase in commercial and industrial sales," said Marsh. "While the state's overall economy has been relatively weak through the first three months of the year, we believe that the economy is positioned to begin a rebound later this year, and we are confident that the underlying strength of the state's economy will support that recovery."

Marsh noted that most of the colder weather for the quarter occurred in January, prior to the retail electric rate increase that went into effect on February 1, 2003. "Of the 13 cents per share increase in the electric margin for the quarter, 5 cents was attributable to the rate increase, 3 cents to colder weather and 5 cents to customer growth" said Marsh.

South Carolina Pipeline Corporation

South Carolina Pipeline had reported earnings of $3 million, or 3 cents per share, in the first quarter of 2003 compared to a reported loss of $5 million, or 5 cents per share in the first quarter of 2002. That year-over-year improvement reflects higher margins on competitive sales of natural gas to industrial interruptible customers and gas used for electric generation. Pipeline's unfavorable 2002 first quarter results reflected intense price competition from alternative fuels in industrial markets.

PSNC Energy

PSNC Energy had reported earnings of $24 million, or 21 cents per share, in the first quarter of 2003 compared to a reported loss of $209 million, or $2.00 per share, in the first quarter of 2002. Results for the prior year's quarter include the previously discussed goodwill impairment charge of $230 million, or $2.20 per share. Excluding that charge, PSNC Energy's net earnings from operations in the first quarter of 2002 were $21 million, or 20 cents per share. The quarterly improvement in PSNC Energy's net earnings from operations was due primarily to colder weather and customer growth. At March 31, 2003 the company was serving approximately 386,000 customers, an increase of 3.5 percent over the past year.

NON-REGULATED OPERATIONS:

SCANA Energy - Georgia

In the first quarter of 2003, SCANA Energy had reported earnings of $13 million, or 12 cents per share, compared to $14 million, or 13 cents per share, in the first quarter of 2002. Slightly higher sales margins resulting from colder weather during the quarter were offset by higher operating and customer service expenses.

At March 31, 2003, SCANA Energy was serving approximately 386,000 customers, maintaining its position as the second largest marketer in Georgia with about a 25 percent market share. Included in that total customer number were about 20,000 low income and credit challenged customers who were being served by SCANA Energy in its role as Georgia's regulated natural gas provider.

Corporate and Other Non-Regulated

SCANA's other non-regulated businesses had a combined reported loss of $3 million, or 3 cents per share in the first quarter of 2003, essentially unchanged compared to the same quarter of 2002 after excluding the impact on last year's results of the charges associated with the Company's telecom investments, which totaled $149 million, or $1.42 per share.

2003 Outlook

For 2003, the Company reaffirms its guidance that net earnings from operations will be in the range of $2.50 - $2.60 per share. As previously disclosed, the Company's goal is to achieve a 6 - 8% average annual growth in net earnings per share from operations over the next 3-5 years. The 2003 guidance reflects the impact of a 5.8 percent increase in retail electric base rates approved by the South Carolina Public Service Commission in an order dated January 31, 2003 and placed into effect on February 1, 2003. The guidance also assumes normal weather in the Company's electric and natural gas service areas and excludes any potential gains or losses from investing activities or sales of assets.

Profile

SCANA Corporation, a Fortune 500 company headquartered in Columbia, SC, is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations, telecommunications and other energy-related businesses. Information about SCANA and its businesses is available on the Company's website at www.scana.com.

Conference Call Notice

SCANA will host a conference call for financial analysts and other interested people at 10:00 a.m. Eastern Time today. The call-in number for the conference call is 1-800-374-2396. Participants should call in 5 to 10 minutes prior to the scheduled start time. A tape recording of the conference call will be available approximately 2 hours after conclusion of the call through May 9, 2003. The domestic replay call-in number is 1-800-642-1687 and the international replay call-in number is 1-706-645-9291. The conference I.D. number is 9586066. A live, listen-only webcast of the conference call will be available online at www.scana.com or at www.videonewswire.com/SCG/042503. Participants should go to either of these web sites at least 10 minutes prior to the call start time and follow the instructions. A replay of the conference call will be available approximately 2 hours after conclusion of the call through May 9, 2003 on either of these web sites.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Although SCANA Corporation believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) that the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment, (2) changes in the utility and non-utility regulatory environment, (3) changes in the economy, especially in areas served by the Company's subsidiaries, (4) the impact of competition from other energy suppliers, (5) growth opportunities for the Company's regulated and diversified subsidiaries, (6) the results of financing efforts, (7) changes in the Company's accounting policies, (8) weather conditions, especially in areas served by the Company's subsidiaries, (9) performance of and marketability of the Company's investments in telecommunications companies, (10) performance of the Company's pension plan assets, (11) inflation, (12) changes in environmental regulations,
(13) volatility in commodity natural gas markets and (14) the other risks and uncertainties described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

                                      # # #

FINANCIAL AND OPERATING INFORMATION

                       Consolidated Statements of Income
                (Millions, except per share amounts) (Unaudited)

                                                 Three Months Ended
                                                      March 31,
                                                  2003          2002
Operating Revenues:
  Electric                                        $336        $302
  Gas-Regulated                                    427         296
  Gas-Non-regulated                                306         224
     Total Operating Revenues                    1,069         822

Operating Expenses:
  Fuel and purchased power                          91          79
  Gas purchased for resale                         571         378
  Other operation and maintenance                  144         127
  Depreciation and amortization                     60          54
  Other taxes                                       35          31
     Total Operating Expenses                      901         669

Operating Income                                   168         153

Other Income (Expense), Net                         16        (210)
Interest Charges, Net                               51          51
Income Tax Expense (Benefit)                        46         (39)
Preferred Dividend Requirement
  of SCE&G - Mandatorily Redeemable
  Preferred Securities                              (1)         (1)
Preferred Stock Cash Dividends
  of Subsidiary                                     (2)         (2)

Net Income (Loss) Before Cumulative
  Effect of Accounting Change                       84         (72)
Cumulative Effect of Accounting Change,
  Net of Taxes                                       -        (230)
Net Income (Loss)                                  $84       $(302)

Common Stock Data:
  Net Earnings (Loss) Per Share Before
    Cumulative Effect of Accounting Change        $.75      $ (.68)
  Cumulative Effect of Accounting Change             -       (2.20)
  Reported Earnings (Loss) Per Share              $.75      $(2.88)
  Wtg. Avg. Common Shares Outstanding            110.8       104.7

Consolidated Condensed Balance Sheets
(Millions)  (Unaudited)
                                                         March 31,  December 31,
                                                           2003          2002
ASSETS
Utility Plant, Net                                        $5,616        $5,474
Other Property and Investments                               328           326
Current Assets                                             1,107         1,160
Deferred Debits                                              792           794
    Total Assets                                          $7,843        $7,754

CAPITALIZATION AND LIABILITIES
Capitalization:
  Common Equity                                           $2,220        $2,177
  Preferred Stock                                            115           115
  SCE&G Obligated Mandatorily Redeemable Preferred Stock      50            50
  Long-term Debt, Net                                      2,885         2,834
    Total Capitalization                                   5,270         5,176
Current Liabilities:
  Short-Term Borrowings                                      114           209
  Current Portion of Long-Term Debt                          503           413
  Other Current Liabilities                                  600           617
     Total Current Liabilities                             1,217         1,239
Deferred Credits                                           1,356         1,339
    Total Capitalization and Liabilities                  $7,843        $7,754



Reported Earnings (Loss) per Share by Company (GAAP Basis)
(unaudited)
                                                    Three Months Ended March 31,
                                                       2003            2002
SC Electric & Gas                                     $.42             $.49
SC Pipeline                                            .03             (.05)
PSNC Energy                                            .21            (2.00)
SCANA Energy-Georgia (1)                               .12              .13
Corporate and Other Non-regulated, Net (1)            (.03)           (1.45)
        Reported Earnings (Loss) per Share            $.75           $(2.88)


Net Earnings (Loss) per Share From Operations by Company
(unaudited)
                                                    Three Months Ended March 31,
                                                         2003            2002
SC Electric & Gas                                       $.42             $.49
SC Pipeline                                              .03             (.05)
PSNC Energy                                              .21              .20
SCANA Energy-Georgia (1)                                 .12              .13
Corporate and Other Non-regulated, Net (1)              (.03)            (.03)
         Net Earnings per Share from Operations         $.75             $.74



(1) Current and prior period results reflect a reclassification of certain interruptible operations from SCANA Energy-Georgia to SCANA Energy Marketing



Reported Earnings (Loss) per Share Variances
(unaudited)
                                                                   1st Quarter
2002 Reported Earnings (Loss) Per Share                             $(2.88)

Variances:
    Electric Margin                                                    .13
    Gas Margin                                                         .12
    O&M Expense                                                       (.10)
    Depreciation Expense                                              (.04)
    Property Taxes                                                    (.02)
    Interest Expense (net of AFDC)                                      --
    Additional Shares Outstanding                                     (.05)
    Other, Net                                                        (.03)
         Variance in Net Earnings per Share From Operations            .01
    Cumulative Effect of Accounting Change re: Goodwill               2.20
    Impairment of Deutsche Telekom Investment                         1.52
    Gain on Sale of Deutsche Telekom Stock                            (.10)
                  Total Variance                                      3.63

2003 Reported Earnings Per Share                                     $ .75


Consolidated Operating Statistics


                                        Three Months Ended March 31,
                                         2003       2002      % Change
 Electric Operations:

   Sales (Million KWH):
      Residential                         1,708      1,648     3.6
      Commercial                          1,475      1,408     4.8
      Industrial                          1,580      1,532     3.1
      Other                                 129        120     7.5
        Total Retail                      4,892      4,708     3.9
      Wholesale                             521        640   (18.5)
        Total Sales                       5,413      5,348     1.2
  Customers (Period-End)                563,566    550,627     2.3


Natural Gas Operations:

  Sales (MillionTherms):
      Residential                           326         284    14.8
      Commercial                            155         130    19.2
      Industrial                            286         324   (11.7)
        Total Retail                        767         738     3.9
      Sales for Resale                       74          79    (6.3)
      Transportation Volumes                 77          84    (8.3)
        Total Sales                         918         901     1.9

  Customers (Period-End) (2)          1,046,702   1,008,853     3.8

(2) Current and prior period-end natural gas customers reflects a reclassification of customers at PSNC Energy implemented during 2002.





Weather Data - Electric Service Territory

                                       Three Months Ended March 31,
                                    Actual         Percent Change
                                     2003       vs 2002       vs Normal
  Heating Degree Days              1,284.5         12.5         6.4
  Cooling Degree Days                 27.5        (57.0)      (29.5)


Security Credit Ratings (as of 04/25/03)


                                Standard & Poor's              Moody's
                              Rating       Outlook      Rating        Outlook
SCANA
  Senior Unsecured             BBB+        Stable         A3           Stable

South Carolina
Electric & Gas
  Senior Secured                A-         Stable         A1           Stable
  Commercial Paper              A-1        Stable         P-1          Stable

PSNC Energy
  Senior Unsecured              A-         Stable         A2           Stable
  Commercial Paper              A-1        Stable         P-1          Stable